EXHIBIT 99.6
Execution Version

VOTING AND SUPPORT AGREEMENT

THIS AGREEMENT made as of the 8th day of November, 2010 (the “Agreement”).

BETWEEN:	VantagePoint Venture Partners IV (Q) L.P. (the “Shareholder”)
AND:	QUEST SOFTWARE, INC., a corporation governed by the laws of Delaware (“Parent”)
AND:	BOLTS ACQUISITION CORPORATION (“Acquisition Sub”)

WHEREAS the Shareholder is the direct or indirect beneficial owner of, or has control or direction over, that number of issued and outstanding common shares (the “Common Shares”) and/or issued and outstanding Series A Preferred Shares (the “Preferred Shares”) of BakBone Software Incorporated (the “Company”) as set forth on Schedule A attached to this Agreement;

AND WHEREAS Parent, Acquisition Sub and the Company propose to enter into the Arrangement Agreement (as hereinafter defined) providing for the arrangement involving Parent, Acquisition Sub, the Company and the Securityholders (as hereinafter defined) of the Company pursuant to Section 192 of the Canada Business Corporations Act on and subject to the terms of the Arrangement Agreement, the result of which shall be the acquisition of the Company by Parent or Acquisition Sub (which, together with the other transactions contemplated by the Arrangement Agreement, is collectively referred to in this Agreement as the “Arrangement”);

AND WHEREAS this Agreement sets out the terms and conditions of the agreement of the Shareholder to: (i) support the Arrangement, (ii) vote or cause to be voted all of the Subject Shares (as hereinafter defined) in favour of the Arrangement Resolution (as hereinafter defined); and (iii) comply with the restrictions, obligations and covenants set forth in this Agreement;

AND WHEREAS the Shareholder acknowledges that: (i) Parent and Acquisition Sub would not enter into the Arrangement Agreement but for the execution and delivery of this Agreement by the Shareholder; and (ii) it is a condition of Parent’s and Acquisition Sub’s obligations under the Arrangement Agreement to consummate the Arrangement that this Agreement shall not have been terminated;

THIS AGREEMENT WITNESSES THAT, in consideration of Parent and Acquisition Sub entering into the Arrangement Agreement and of the premises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement:

(a)	“Acquisition Proposal” has the meaning assigned to such term in the Arrangement Agreement;

(b)
“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise;

(c)
“Arrangement Agreement” means the arrangement agreement, dated as of the date hereof, among Parent, Acquisition Sub and the Company, as it may be amended from time to time in accordance with its terms;

(d)
“Arrangement Resolution” means the resolution to be considered and if thought fit, passed, by the Securityholders at the Meeting to approve the Plan of Arrangement to be substantially in the form and content of Annex B to the Arrangement Agreement;

(e)	“Business Day” means any day on which commercial banks are generally open for business in San Diego, California, and Calgary, Alberta, other than a Saturday or a Sunday;

(f)
“Company Options” means options to purchase Common Shares from the Company, whether granted by the Company pursuant to the 2000 Stock Option Plan, the 2002 Stock Option Plan or the BakBone Software Incorporated 2003 Equity Incentive Plan or otherwise;

(g)	“Company Shareholders” means holders of Company Shares, in their capacities as such;

(h)	“Company Shares” means, collectively, Common Shares and Preferred Shares;

(i)	“Company Warrants” means warrants to purchase Common Shares from the Company;

(j)	“Effective Date” has the meaning assigned to such term in the Arrangement Agreement;

(k)
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Authority);

(l)
“Final Order” means the final order of the Court approving the Arrangement under the Canada Business Corporations Act as such order may be affirmed, amended or modified by the Court at any time prior to the Effective Date, or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended on appeal;

(m)
“Information Circular” means the notice of the Meeting and accompanying management proxy circular, including all schedules and exhibits thereto, and documents incorporated therein, to be sent to the Securityholders in connection with the Meeting, as the same may be amended, supplemented or otherwise modified subject to the Arrangement Agreement;

(n)
“Interim Order” means the interim order of the Court in respect of the Arrangement, as contemplated by Section 2.3 of the Arrangement Agreement, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court;

(o)	“Investment” has the meaning assigned to such term in Section 2.1(h);

(p)
“Legal Requirement” means all applicable laws (statutory, common or otherwise), statutes, by-laws, rules, regulations, treaties, ordinances, conventions, orders, codes, policies, notices and directions (having the force of law) and judicial, arbitral, administrative, ministerial or departmental judgments, awards, injunctions, decrees, rulings or other requirements of any Governmental Authority, court or other authority having jurisdiction over the applicable party;

(q)
“Meeting” means the special meeting of the Securityholders, including any adjournment, adjournments, postponement or postponements thereof, to be called in accordance with the Interim Order to consider the Arrangement Resolution;

(r)	“Per Share Common Purchase Price” has the meaning assigned to such term in the Arrangement Agreement.

(s)	“Per Share Preferred Purchase Price” has the meaning assigned to such term in the Arrangement Agreement.

(t)	“Person” means an individual or Entity;

(u)
“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Annex C to the Arrangement Agreement as amended, varied or supplemented from time to time in accordance with the Plan of Arrangement or Section 9.1 of the Arrangement Agreement or made at the direction of the Court in the Final Order;

(v)	“Securityholders” at any time means, collectively, the Company Shareholders, holders of Company Options and holders of Company Warrants at such time;

(w)
“Subject Shares” means all the Common Shares, Preferred Shares and Company Options which the Shareholder beneficially owns, directly or indirectly, or over which the Shareholder has control or direction, as set forth on Schedule A attached to this Agreement, together with any additional Common Shares, Preferred Shares, Company Options and any other voting securities of the Company which the Shareholder becomes the beneficial owner, directly or indirectly, or over which the Shareholder obtains control or direction, whether by acquisition after the date of the Agreement or otherwise including, without limitation, any Common Shares issued upon exercise of Company Options, if any;

(x)
“Subsidiary” of the Company, Parent or any other Person means an Person with respect to which such Person directly or indirectly owns, beneficially or of record, (A) an amount of voting securities or other interests in such Person that is sufficient to enable such Person to elect at least a majority of the members of such Person’s board of directors or comparable governing body, or (B) at least 50% of the outstanding equity interests issued by such Person; and

(y)	“Superior Proposal” has the meaning assigned to such term in the Arrangement Agreement.

1.2	Definitions in Arrangement Agreement

All terms used in this Agreement that are not defined in Section 1.1 or elsewhere herein and that are defined in the Arrangement Agreement shall have the respective meanings assigned to them in the Arrangement Agreement.

ARTICLE 2
COVENANTS OF THE SHAREHOLDER

2.1	Negative Covenants

On the terms and subject to the conditions of this Agreement, the Shareholder hereby covenants and agrees in favour of Parent and Acquisition Sub that, from the date hereof until the termination of this Agreement in accordance with Article 4, and except as otherwise provided in this Agreement, the Shareholder will:

(a)
not, directly or indirectly, through any officer, director, employee, representative or agent of the Shareholder, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals that constitute, or may reasonably be expected to constitute, an Acquisition Proposal, (ii) participate in any discussions or negotiations with, furnish information relating to the Company or any of its Subsidiaries or offer or provide access to the properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, any Person (other than Parent and Acquisition Sub) that is seeking to make, or has made, any proposal or offer or any other efforts or attempts that constitute or reasonably may be expected to lead to, an Acquisition Proposal, or (iii) approve, accept or enter into any contract, understanding or arrangement with any Person (other than Parent and Acquisition Sub) in respect of an Acquisition Proposal;

(b)
immediately terminate any existing discussions, solicitations or negotiations with any Person (other than Parent and Acquisition Sub) with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal whether or not initiated by the Shareholder;

(c)
as soon as practicable and, in any event, within 24 hours following receipt thereof, notify Parent and Acquisition Sub, at first orally and then in writing, of any future Acquisition Proposal or any inquiry or proposal that reasonably may be expected to lead to an Acquisition Proposal being received by the Shareholder or the Company after the date hereof, of which any of its officers, directors, employees, representatives or agents are or become aware, or any amendments or material correspondence in the Shareholder's possession with respect to the foregoing and a description of the material terms and conditions thereof known to the Shareholder (including the identity of the Person making such proposal, inquiry or request) together with a copy of all documentation relating to any such proposed Acquisition Proposal in the Shareholder's possession;

(d)	not release or permit the release of any Person from or waive any confidentiality, non-solicitation or standstill agreement to which the Shareholder and any such Person are parties;

(e)
not option, sell, transfer, gift, assign, redeem, exercise any right (other than pursuant to Section 2.2(c)) in respect of, pledge, encumber, grant a security interest in, hypothecate or otherwise convey any of the Subject Shares, or any right or interest therein (legal or equitable), whether by actual disposition, derivative transaction, the sale of any direct or indirect holding company or trust of the Shareholder or otherwise, to any Person or group or enter into any agreement, commitment or understanding to do any of the foregoing;

(f)
except in accordance with Section 2.2, not grant or agree to grant any proxy, power of attorney or other right to vote, dispose, or exercise control or direction over, the Subject Shares, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, or grant a proxy on the Subject Shares of any direct or indirect holding company or trust of the Shareholder, call meetings of Securityholders or give consents or approvals of any kind as to the Subject Shares;

(g)
not vote or cause to be voted, not tender or deposit or cause to be tendered or deposited, and not exercise or cause to be exercised any rights in respect of any the Subject Shares in connection with any Acquisition Proposal;

(h)
from and after the date hereof, and for a period of 24 months following the Effective Date, the Shareholder shall not (i) own, purchase or acquire any shares, partnership interests, loans, indebtedness, or any other form of securities (including options to acquire any of the foregoing) (collectively referred herein as “Investment”) in Parent, Acquisition Sub or any of their Affiliates listed in Exhibit 21.1 of Parent’s most recent

Form 10-K as filed with the Securities and Exchange Commission, as such list may be amended or supplemented from time to time by Parent and a copy of which shall be delivered to the Shareholder as soon as practicable thereafter, (ii) direct any Affiliate of the Shareholder to own, purchase or acquire an Investment, or (iii) instruct a third party investment or money manager (including a mutual fund or other investment vehicle) to purchase or cause to be purchased an Investment on behalf of the Shareholder or any such Affiliate; provided, however, that the foregoing shall not apply to any Investment made by a third party investment or money manager (including a mutual fund or other investment vehicle) acting on discretionary authority granted to such third party investment or money manager by the Shareholder; and

(i)
publicly announce the Shareholder’s intention to do any of the foregoing; provided, however, that this clause shall not restrict the Shareholder's Schedule 13D reporting obligations under Section 13(d) of the Exchange Act.

2.2	Support of the Arrangement

On the terms and subject to the conditions of this Agreement, the Shareholder hereby covenants and agrees in favour of Parent and Acquisition Sub that, from the date hereof until the termination of this Agreement in accordance with Article 4, the Shareholder will:

(a)
take all action necessary to vote or cause to be voted (and not withdraw) the Subject Shares in favour of the Arrangement Resolution at the Meeting including in connection with any separate vote of any sub group of Securityholders that may be required to be taken including, without limitation, duly instructing any intermediaries who hold the Subject Shares to so vote the Subject Shares and, in furtherance of the foregoing, the Shareholder will deliver no later than five Business Days prior to the date of the Meeting a duly executed proxy or a duly executed voting instruction form to the intermediary through which the Shareholder holds the Shareholder’s beneficial interest in the Subject Shares (provided that if the Shareholder is a non objecting beneficial owner, such voting instructions shall be delivered directly to the Company), in each case with a copy to Parent and Acquisition Sub concurrently, and directing the proxyholder or instructing the intermediary, as the case may be, that the Subject Shares be voted at the Meeting in favour of the Arrangement Resolution and any such proxy or voting instructions shall not be revoked without the written consent of Parent and Acquisition Sub; and

(b)
take all action necessary to vote or cause the Subject Shares to be voted (and not withdrawn) against any Acquisition Proposal at any meeting of Securityholders called for the purpose of considering same including, without limitation, duly directing proxyholders or instructing any intermediaries who hold the Subject Shares on behalf of the Shareholder to so vote the Subject Shares; and

(c)
if the Arrangement Agreement is amended, or superseded by any further agreement, arrangement or understanding, such that the acquisition of control of the Company and its Subsidiaries, or the acquisition of all or substantially all of the assets of the Company, by Parent or Acquisition Sub or any of their Affiliates is provided for by means of an alternative structure (“Alternative Structure Transaction”), the Shareholder shall, for greater certainty during the term of this Agreement, upon Parent's written request, at no cost to the Shareholder, (i) deposit the Shareholder’s Subject Shares into a take-over bid and not withdraw them, and/or (ii) vote or cause to be voted all of the Subject Shares in favour of, and not dissent from, such Alternative Structure Transaction; provided, however, that the Shareholder’s obligations under this Section 2.2(c) are conditional upon (A) the consideration per Common Share and/or Preferred Share, as the case may be, to be received by the Shareholder under such Alternative Structure Transaction being in the same form as, and being equal to or greater than, the Per Share Common Purchase Price and/or the Per Share Preferred Purchase Price, as the case may be, to be received by the Shareholder pursuant to the Arrangement, and (B) such Alternative Structure Transaction not having any other adverse effect on the Shareholder, including with respect to tax consequences.

2.3	Superior Proposal

If a Superior Proposal is made, the Shareholder hereby agrees, subject to the termination of this Agreement in accordance with Article 4, that it shall continue to comply with its restrictions, obligations and covenants as set forth in this Agreement.

2.4	Fiduciary Duties of Shareholder

Notwithstanding any provision of this Agreement to the contrary, a Shareholder or a shareholder, manager, partner, officer, director or employee of a Shareholder that is a director or officer of the Company shall not be limited or restricted in any way whatsoever in the exercise of his or her fiduciary duties as a director or officer of the Company or any of its Subsidiaries, including without limitation, responding in his or her capacity as a director or officer of the Company or any of its Subsidiaries to a bona fide written Acquisition Proposal and providing information to the Person making such Acquisition Proposal provided that the Company Board has determined in good faith, after receiving the advice of its outside legal counsel and financial advisor, that such Acquisition Proposal received by the Company constitutes or could reasonably be expected to lead to a Superior Proposal and subject to compliance with the Arrangement Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to Parent and Acquisition Sub as follows, and acknowledges that Parent and Acquisition Sub are relying upon such representations and warranties in entering into this Agreement:

(a)
where the Shareholder is not an individual, the Shareholder is existing and organized under the Legal Requirements of Delaware and has the requisite power and authority to own the assets it currently owns and to conduct its business as it is now being conducted;

(b)
the Shareholder has the requisite entity power and authority to enter into this Agreement and to perform and carry out its obligations hereunder. Where the Shareholder is not an individual, the execution and delivery of this Agreement by the Shareholder, the performance of the Shareholder’s obligations under this Agreement and the completion by the Shareholder of the transactions contemplated hereby have been duly authorized by the general partner of the Shareholder, and no other proceedings to be completed or consent to be obtained by the Shareholder are or will be necessary for the corporate authorization of this Agreement and the transactions contemplated hereby;

(c)
this Agreement has been duly executed and delivered by the Shareholder and, assuming the due execution and delivery of this Agreement by Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency and other Legal Requirements affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction;

(d)	the execution and delivery of this Agreement and the completion by the Shareholder of the transactions contemplated hereby:

(i)	will not, where the Shareholder is not an individual, conflict with the articles, by-laws, partnership agreement, declaration of trust or other constating documents of the Shareholder;

(ii)
will not conflict with, result in the breach of or constitute a default under any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral, to which the Shareholder is a party or by which the Shareholder is or may be bound; and

(iii)
do not and will not constitute a breach of or violation of or default (or an event which with notice or lapse of time or both would become a default) under any Legal Requirement binding upon the Shareholder which could reasonably be expected to adversely affect the Shareholder's ability to perform its obligations under this Agreement;

(e)
the only securities of the Company owned directly or indirectly by or controlled by or under the direction of the Shareholder are the securities set forth on Schedule A attached to this Agreement and, in the case of Subject Shares beneficially owned, the Shareholder is the sole beneficial owner of such securities, except that the Shareholder shares "beneficial ownership" (as that term is defined in Rule 13d-3 under the Exchange Act) of the Subject Shares with VantagePoint Venture Associates IV, L.L.C., James D. Marver and Alan E. Salzman. The number and class of such securities that are held through an intermediary are set forth on Schedule A attached to this Agreement. The Shareholder has the exclusive right to deal with and exercise all voting rights attributable to the Subject Shares as provided in this Agreement. The Shareholder does not own, directly or indirectly, any securities of any of the Company’s Subsidiaries;

(f)
the Shareholder is not a party with any Person to any agreement, warrant or option or any right capable of becoming an agreement, warrant or option for the purchase by such Person of any of the Subject Shares or any right or interest therein (legal or equitable);

(g)
none of the Subject Shares is subject to any proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Securityholders or give consents or approvals of any kind;

(h)
there are no claims, actions, suits or proceedings existing or pending, or (to the knowledge of the Shareholder) threatened against or affecting the Shareholder, and there are no investigations (to the knowledge of the Shareholder) existing, pending or threatened against or affecting the Shareholder, whether at law or in equity, before or by, and there are no judgments, decrees, rules or orders of any Governmental Authority which adversely affect, or could reasonably be expected to adversely affect, the ability of the Shareholder to consummate the transactions contemplated hereby;

(i)
the Shareholder (i) has not made any payment or loan to, or borrowed any monies from or is otherwise indebted to, the Company or any of its Subsidiaries; or (ii) is not a party to any agreement or understanding with the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries (other than the Persons elected by the Shareholder to serve as directors of the Company);

(j)
except for filings that the Shareholder is required to make pursuant to the Securities Act and the Exchange Act, no sanction, ruling, consent, order, exemption, permit, declaration, filing, waiver or other approval of any Governmental Authority or other Person is required to be obtained by the Shareholder in connection with the execution and delivery of this Agreement, the performance by the Shareholder of its obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby which, if not obtained by the Shareholder, could reasonably be expected to adversely affect the Shareholder's ability to perform its obligations under this Agreement; and

(k)
neither the Shareholder nor any Affiliate of the Shareholder (other than any portfolio company) own, directly or indirectly, an Investment in Parent, Acquisition Sub or any of their Affiliates listed in Exhibit 21.1 of Parent’s most recent Form 10-K as filed with the Securities and Exchange Commission, as such list may be amended or supplemented from time to time by Parent and a copy of which shall be delivered to the Shareholder as soon as practicable thereafter, provided that no representation or warranty is made by the Shareholder in respect of any Investment made by a third party investment or money manager (including a mutual fund or other investment vehicle) acting on discretionary authority granted to such third party investment or money manager by the Shareholder or any such Affiliate.

3.2	Representations and Warranties of Parent and Acquisition Sub

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Shareholder as follows, and acknowledge that the Shareholder is relying upon such representations and warranties in entering into this Agreement:

(a)
Parent is existing and organized under the Legal Requirements of Delaware and has the requisite power and authority to own the assets it currently owns and to conduct its business as it is now being conducted. Acquisition Sub is existing and organized under the Legal Requirements of Canada and has the requisite power and authority to own the assets it currently owns and to conduct its business as it is now being conducted;

(b)
each of Parent and Acquisition Sub has the requisite power and authority to enter into this Agreement and to perform and carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Acquisition Sub, the performance of Parent’s and Acquisition Sub’s obligations under this Agreement and the completion by Parent and Acquisition Sub of the transactions contemplated hereby have been duly authorized by the board of directors of Parent and Acquisition Sub, respectively, and no other proceedings to be completed or consent to be obtained by Parent and Acquisition Sub are or will be necessary for the corporate authorization of this Agreement and the transactions contemplated hereby;

(c)
this Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due execution and delivery of this Agreement by the Shareholder, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency and other Legal Requirements affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction; and

(d)	the execution and delivery of this Agreement and the completion by each of them of the transactions contemplated hereby:

(i)	will not conflict with Parent’s and Acquisition Sub’s articles and by-laws; and

(ii)
do not and will not constitute a breach of or violation of or default (or an event which with notice or lapse of time or both would become a default) under any Legal Requirement binding upon Parent or Acquisition Sub.

3.3	Survival

The representations and warranties of the Shareholder and of Parent and Acquisition Sub set out in Sections 3.1 and 3.2, respectively, shall survive and shall continue in full force and effect for the benefit of the Shareholder and of Parent and Acquisition Sub, respectively, until  the termination of this Agreement in accordance with its terms.

ARTICLE 4
TERMINATION

4.1	Termination by Parent and Acquisition Sub

Parent and Acquisition Sub when not in material default in the performance of their respective obligations under this Agreement, may, without prejudice to any of their respective rights hereunder and in their sole discretion, terminate this Agreement by written notice to the Shareholder if:

(a)
any of the representations and warranties of the Shareholder under this Agreement (except for the representations and warranties set forth in Sections 3.1(d)(ii), 3.1(d)(iii) and 3.1(j)) shall not be true and correct in all respects;

(b)	any of the representations and warranties of the Shareholder set forth in Sections 3.1(d)(ii), 3.1(d)(iii) or 3.1(j) shall not be true and correct in all material respects; or

(c)
the Shareholder shall not have performed in any material respect any covenant required to be performed by it under this Agreement (unless such non-performance, if capable of being remedied, is remedied by the Shareholder within ten (10) days from the date of notice of such non-performance from Parent or unless such non-performance is a direct result of any non-performance by Parent or Acquisition Sub of its obligations under this Agreement).

4.2	Automatic Termination

This Agreement shall automatically terminate, without any action on the part of Parent, Acquisition Sub, the Shareholder or any other Person, on the earliest to occur of the following: (i) the date upon which the Arrangement is completed; (ii) the date upon which the Arrangement Agreement is terminated in accordance with its terms; and (iii) the date upon which Parent, Acquisition Sub and the Shareholder mutually agree by written instrument to terminate this Agreement.

4.3	Effect of Termination

If this Agreement is terminated in accordance with this Article 4, the provisions of this Agreement will become void and no party hereto shall have liability to any other party hereto, except in respect of a breach of this Agreement which occurred prior to such termination and the Shareholder shall be entitled to withdraw any form of proxy or voting instructions in respect of the Arrangement Resolution which the Shareholder may have given. Notwithstanding anything to the contrary contained in this Agreement, the covenants and obligations of the Shareholder set out in Section 2.1(h) shall only survive the termination of this Agreement in the event of the consummation of the Arrangement and shall continue in full force and effect for the benefit of Parent and Acquisition Sub only if such consummation occurs.

ARTICLE 5
GENERAL

5.1	Further Assurances

Each of the Shareholder, Parent and Acquisition Sub will, from time to time prior to completion of the Arrangement, execute and deliver all such further documents and instruments and do all such acts and things as the other parties hereto may reasonably require and at the requesting party’s cost to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

5.2	Investigation by Parties

No investigations made by or on behalf of Parent or Acquisition Sub or any of their authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the Shareholder herein or pursuant hereto.

5.3	Additional Securities

In the event that the Shareholder acquires any additional Common Shares, Preferred Shares, Company Options or any other voting securities of the Company after the date hereof, then the Shareholder shall notify Parent and Acquisition Sub of such event and Parent and Acquisition Sub may prepare and deliver to the Shareholder an updated Schedule A attached to this Agreement whereupon such updated Schedule A shall be deemed to form part of this Agreement.

5.4	Assignment

This Agreement may not be assigned by any party hereto without the express prior written consent of the other parties hereto, provided that Parent and/or Acquisition Sub may assign all or any part of their rights and/or obligations under this Agreement to a direct or indirect wholly owned Subsidiary of Parent or Acquisition Sub, or an Affiliate of Parent or Acquisition Sub, without consent, but, if such assignment takes place, Parent and Acquisition Sub shall continue to be liable jointly and severally with the assignee for any obligations hereunder.

5.5	Public Announcements

Except to the extent required by Legal Requirements, no public announcement or press release concerning the matters referred to in this Agreement may be made by Parent or Acquisition Sub or by the Shareholder without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld. Except to the extent required by Legal

Requirements, no copy of this Agreement may be provided by Parent and Acquisition Sub or by the Shareholder to any other Person, except their respective partners, managers, directors, officers, employees, advisors (including, without limitation, legal counsel) or lenders, without the prior written consent of the other parties hereto, such consent not be unreasonably withheld. The provisions of this Agreement may be summarized in the Information Circular, in any material change report filed by the Company in connection with the public announcement of the Arrangement and in any filing or statement that the Shareholder is required to make with or provide to the U.S. Securities and Exchange Commission.

5.6	No Third Party Beneficiaries

This Agreement shall be binding upon and inure solely to the benefit of each of the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.7	Waiver

No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the parties to be bound thereby.

5.8	Time

Time shall be of the essence of this Agreement.

5.9	Governing Law and Venue

This Agreement shall be governed by and construed in accordance with the domestic Legal Requirements of the Province of Alberta and the federal laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the Province of Alberta or any other jurisdiction) that would cause the application of the Legal Requirements of any jurisdiction other than the Province of Alberta and the laws of Canada applicable therein.  All disputes arising out of or in connection with this Agreement shall be solely and exclusively resolved by a court of competent jurisdiction in the Province of Alberta.  The parties hereby consent to the jurisdiction of the Courts of Alberta and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

5.10	Entire Agreement

This Agreement, including the schedules hereto, constitutes the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

5.11	Amendments

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all of the parties hereto.

5.12	Notices

Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, or sent by telecopier, in the case of:

(a)	Parent or Acquisition Sub, addressed as follows:

Quest Software, Inc.
5 Polaris Way
Aliso Viejo CA 92656
United States of America

Attention: David Cramer
Facsimile No: (949) 754-8799

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive
20th Floor
Costa Mesa CA 92626-1925
United States of America

Attention: Charles K. Ruck
Facsimile No: (714) 755-8290

and a copy (which shall not constitute notice) to:

Stikeman Elliott LLP
1155 René-Lévesque Blvd. West
40th Floor
Montreal QC H3B 3V2

Attention: John W. Leopold
Facsimile No: (514) 397-3422

(b)	the Shareholder, addressed as follows:

VantagePoint Venture Partners IV (Q) L.P.
1001 Bayhill Drive
Suite 300
San Bruno, CA 94066
Attention:  General Counsel
Facsimile: (650) 869-6078

with a copies (which shall not constitute notice) to:

VantagePoint Venture Partners
1001 Bayhill Drive
Suite 300
San Bruno, CA 94066
Attention:  General Counsel
Facsimile:  (650) 869-6078

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Attention:  David A. Lipkin
Facsimile No:  650-849-7400

and

Burnet, Duckworth & Palmer LLP
Suite 1400, 350 7th Ave SW
Calgary, AB T2P 3N9
Attention: Kelsey Clark
Facsimile No: 403-260-0391

or to such other address as the relevant Person may from time to time advise by notice in writing given pursuant to this Section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or sending thereof if sent or delivered during normal business hours on a Business Day at the place of receipt and, otherwise, on the next following Business Day.

5.13	Specific Performance and other Equitable Rights

The Shareholder recognizes and acknowledges that this Agreement is an integral part of the Arrangement, that Parent and Acquisition Sub would not enter into the Arrangement Agreement unless this Agreement was executed, and accordingly acknowledges and agrees that a breach by the Shareholder of any covenants or other commitments contained in this Agreement will cause Parent and Acquisition to sustain injury for which it would not have an adequate remedy at law for money damages. Each of the parties hereto agree that in the event of any breach or threatened breach, the aggrieved or prospective aggrieved party (or parties) shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

5.14	Expenses

Each of the parties hereto shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

5.15	Counterparts

This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement, and delivery of the counterparts may be affected by means of telecopier transmission.

[Signature Page follows]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

QUEST SOFTWARE, INC.

By:	/s/ David Cramer
Signature of Authorized Signatory
David Cramer
Name of Authorized Signatory
Vice President, General Counsel & Secretary
Title

BOLTS ACQUISITION CORPORATION

By:	/s/ David Cramer
Signature of Authorized Signatory
David Cramer
Name of Authorized Signatory
Vice President, General Counsel & Secretary
Title

VANTAGEPOINT VENTURE PARTNERS IV (Q) L.P.
By: VantagePoint Venture Associates IV, L.L.C.,
Its General Partner

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,
Managing Member

SCHEDULE A

OWNERSHIP OF COMPANY SHARES

Beneficial Owner	Number of Common Shares	Number of Preferred Shares	Number of Company Options	Description and Number of other voting securities of the Company, if any
VantagePoint Venture Partners IV (Q) L.P.	42	16,294,200	0	N/A